EPICEPT AND IMMUNE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined financial statements give effect to the Merger of Immune Pharmaceuticals Inc., formerly EpiCept Corp. (“EpiCept”) and Immune Pharmaceuticals Ltd. (“Immune”) which closed on August 25, 2013. The unaudited pro forma condensed consolidated combined balance sheet combines the historical consolidated balance sheets of EpiCept and Immune as of June 30, 2013, giving effect to the Merger as if it occurred on June 30, 2013. The unaudited pro forma condensed consolidated combined statement of operations for the six months ended June 30, 2013 combines the historical consolidated statement of operations of EpiCept for the six months ended June 30, 2013 with the historical consolidated statement of operations of Immune for the six months ended June 30, 2013.The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2012 combines the historical consolidated statement of operations of EpiCept for the year ended December 31, 2012 with the historical consolidated statement of operations of Immune for the year ended December 31, 2012.

These unaudited pro forma condensed consolidated combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the Merger been completed on the assumed date or for the periods presented, or that may be realized in the future. To produce the unaudited pro forma financial information, EpiCept preliminarily allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information in preparing a preliminary value. To the extent there are significant changes to Immune’s business, the assumptions and estimates herein could change significantly. Furthermore, the parties may have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma combined financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of EpiCept and Immune covering these periods, included in this Proxy Statement.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

As of June 30, 2013

			Pro Forma	Note 3	Pro Forma
	Immune	EpiCept	Adjustments	Reference	Combined
Assets
Cash and cash equivalents	$526,364	$199,502			$725,866
Restricted cash	—	601,038			601,038
Prepaid expenses & other current assets	105,140	99,073			204,213

Total current assets	631,504	899,613			1,531,117
Restricted cash — long term	54,226	—			54,226
Property & equipment, net	30,899	36,599			67,498
Deferred financing costs	—	23,931			23,931
Assembled workforce	—	—	330,000	C	330,000
In-process research & development	—	—	27,500,000	C	27,500,000
Other intangible assets	3,752,562				3,752,562
Investment in EpiCept	1,138,301	(638,241)	(500,060)	D	—

Total assets	$5,607,492	$321,902	$27,329,940		$33,259,334

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expense	$2,002,230	$2,303,712			4,305,942
Accrued expense	822,014	2,497,486			3,319,500
Related Party	393,012	—			393,012
Other current liabilities	53,998	—			53,998
Buy-back liability	150,000	—			150,000
Notes and loans payable, current portion	224,999	4,040,081			4,265,080
Deferred revenue, current portion	—	293,605	(293,605)	B	—

Total current liabilities	3,646,253	9,134,884	(293,605)		12,487,532
Notes and loans payable	—	—			—
Deferred revenue	—	7,368,153	(7,368,153)	B	—
Grants Payable	504,284	—			504,284
Notes and loans payable	236,882	—	—		236,882
Deferred tax liability	—	—	10,870,063		10,870,063

Total long term liabilities	741,166	7,368,153	3,501,910		11,611,229

Total liabilities	4,387,419	16,503,037	3,208,305		24,098,761
Shareholders’ Deficit
Preferred Stock	70,920	—	(70,920)	I	—
Founder’s Stock	110,497	—	(110,497)	I	—
Common stock	173,097	11,416	(11,031)	A	402,064
			(385)	D
			47,550	G
			181,417	I
Additional paid in capital	20,856,848	242,212,983	(241,713,368)	A	20,809,298
			(499,615)	D
		14,410,215	(14,410,215)	A
			(47,550)	G
Accumulated deficit	(19,991,289)	(271,594,559)	271,594,559	A	(12,050,789)
	—	—	7,940,500	C
Accumulated other comprehensive loss	—	(1,146,190)	1,146,190	A	—
Treasury stock	—	(75,000)	75,000	A	—
Total shareholders’ equity (deficit)	1,220,073	(16,181,135)	24,121,635		9,160,573

Total liabilities and shareholders’	$5,607,492	$321,902	$27,329,940		$33,259,334
equity (deficit)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

As of June 30, 2013

			Pro Forma	Note 3	Pro Forma
	Immune	EpiCept	Adjustments	Reference	Combined
Revenue	$—	$475,428	$(191,958)	B	$283,470
Operating expenses:
COGS	—	143,500			143,500
Selling, general and administrative	2,228,807	1,737,180			3,965,987
Research and development	1,513,063	1,010,678	—		2,523,741

Total operating expenses	3,741,870	2,891,358	—		6,633,228

Loss from operations	(3,741,870)	(2,415,930)	(191,958)		(6,349,758)
Other income (expense):
Gain on bargain purchase	—	—	7,940,500	H	7,940,500
Interest income	—	254			254
Other	(25,301)	—			(25,301)
Interest expense	(72,521)	(363,147)			(435,668)
Derivative liability	(74,242)	—	—		(74,242)

Other income (expense), net	(172,064)	(362,893)	7,940,500		7,405,543

(Loss) income before benefit for	(3,913,934)	(2,778,823)	7,748,542		1,055,785
income taxes
Income taxes	—	(4,770)	—		(4,770)

Net (loss) income	(3,913,934)	(2,783,593)	7,748,542		1,051,015

Deemed dividends and redeemable convertible preferred stock dividends	(489,780)	—	—		(489,780)

(Loss) income attributable to	$(4,403,714)	$(2,783,593)	$7,748,542		$561,235
common stockholders

Weighted average shares outstanding	5,279,621	110,158,277	(102,197,453)	E	13,240,445

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

As of December 31, 2012

			Pro Forma	Note 3	Pro Forma
	Immune	EpiCept	Adjustments	Reference	Combined
Revenue	$—	$7,804,308	$(5,137,065)	B	$2,667,243
Operating expenses:
COGS	—	402,765			402,765
Selling, general and administrative	5,395,215	4,606,988			10,002,203
Research and development	3,796,511	3,400,355			7,196,866

Total operating expenses	9,191,726	8,410,108	—		17,601,834

Loss from operations	(9,191,726)	(605,800)	(5,137,065)		(14,934,591)
Other income (expense):
Gain on bargain purchase	—	—	10,800,641	H	10,800,641
Interest and investment income	—	3,526			3,526
Foreign exchange gain	—	166,376			166,376
Other	1,286	—			1,286
Interest expense	(36,347)	(1,199,050)			(1,235,397)
Warrants amendment expense	—	(935,656)			(935,656)
Derivative liability	15,854	—			15,854
Loss on conversion of founders shares	(2,803,500)	—			(2,803,500)
Loss on extinguishment	(549,480)	—	—		(549,480)

Other income (expense), net	(3,372,187)	(1,964,804)	10,800,641		5,463,650

Loss before benefit for income taxes	(12,563,913)	(2,570,604)	5,663,576		(9,470,941)
Income taxes	(11,000)	(2,400)	—		(13,400)

Net loss	(12,574,913)	(2,573,004)	5,663,576		(9,484,341)

Deemed dividends and redeemable convertible preferred stock dividends	—	(3,549,931)	3,549,931	F	—
Loss attributable to common	$(12,574,913)	$(6,122,935)	$9,213,507		$(9,484,341)
stockholders

Basic and diluted loss per share	$(1.19)	$(0.07)			$(0.87)

Weighted average shares outstanding	10,583,074	84,458,376	(84,180,052)	E	10,861,398

1. Description of Transaction and Basis of Presentation

On August 25, 2013, Immune Pharmaceuticals Inc., formerly EpiCept Corp. (“EpiCept”) closed its definitive Merger Agreement and Plan of Reorganization with Immune Pharmaceuticals Ltd. (“Immune”), an Israel-based biopharmaceutical company focused on the discovery. The assets and liabilities of Immune will be recorded as of the acquisition date at their estimated fair values. As the merger is treated as a reverse merger with Immune being the acquiring company, the reported consolidated financial condition and results of operations of Immune after completion of the Merger will reflect these values, but will not be restated retroactively to reflect historical consolidated financial position or results of operations at EpiCept. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In connection with the Merger, EpiCept will issue shares of its common stock to Immune shareholders in exchange for all of the issued and outstanding shares of Immune, or the Merger Shares, with EpiCept stockholders retaining approximately 19% ownership of EpiCept and Immune shareholders receiving approximately 81%, calculated on an adjusted, fully diluted basis, with certain exceptions. All outstanding Immune options and warrants will also be exchanged for warrants and options to purchase EpiCept common stock. The exchange ratio, and consequently, the proportionate ownership of EpiCept, was subject to adjustment based upon, among other things, the amount of certain specified liabilities of EpiCept at the closing of the Merger and does not initially include (i) the exercise or conversion of certain out-of-the-money EpiCept options and warrants, (ii) ordinary shares and common stock (including common stock issued upon the conversion of certain securities) issued in connection with a proposed private placement of securities conducted by either Immune, EpiCept or both, (iii) loans made between the parties or (iv) the purchase of EpiCept common stock by Immune prior to the closing of the Merger with the use of a portion of the proceeds from such private placement of securities and in lieu of a certain loan to EpiCept, each as contemplated and more fully described in the Merger Agreement. The Company intends to register the Merger Shares with the SEC after registration of the shares issued in connection with the proposed private placement, however the Company cannot provide assurance that it will be able to register all Merger Shares, if any. To the extent that the Merger Shares are registered with the SEC, if at all, the Merger Shares will be freely transferable and will not be subject to restrictions on transfer as a result of market standoff or lock-up agreements, unless such agreements are requested by any investor or placement agent and agreed to by the Company.

BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined statements of operations were prepared using the purchase method of accounting.   Under this method of accounting, the purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is presented to give effect to the reverse merger with Immune, as if it occurred on January 1, 2012.  This pro forma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of EpiCept for the year ended December 31, 2012, included in this Registration Statement Filing, and the historical financial statements of Immune for the year ended December 31, 2012, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs not related to the acquisition, recognized during the year, which may be considered to be nonrecurring. We have adjusted for certain nonrecurring charges, such as purchase accounting adjustments that were deemed necessary to exclude for comparability purposes.

The unaudited pro forma condensed combined statements of operations are provided for illustrative purposes only. They do not purport to represent what EpiCept’s consolidated results of operations would have been had the transaction actually occurred as of the date indicated, and they do not purport to project future consolidated results of operations.

The process for estimating the fair values of identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete contracts under negotiation. Transaction costs are not included as a component of consideration transferred.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, EpiCept may have been required to value assets at fair value measures that do not reflect EpiCept’s intended use of those assets. Use of different estimates and judgments could yield different results.

2. Acquisition Accounting In Accordance with ASC 805

The unaudited pro forma condensed combined financial statements have been presented in accordance with the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 805. “Business Combinations” (“ASC 805”). Under ASC 805, the acquired in-process research and development, with a fair value estimated at $27.5 million at August 25, 2013, will be measured at fair value as of the date of the transaction and recorded as an indefinite-lived asset on the balance sheet and reviewed for impairment. If the related development is completed, the acquired intangible asset will be considered a finite-lived asset and amortized into the statement of operations. Until development is completed, the acquired in-process research and development is considered an indefinite-lived asset. If the related development is abandoned or the asset is otherwise impaired, the asset will be written off. Additionally, negative goodwill will be recorded as an ordinary gain resulting from a bargain purchase in the statement of operations in the period of consummation.

  The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are in part based upon a preliminary management valuation, as described below, and EpiCept’s and Immune’s estimates and assumptions are subject to change.

Cash and cash equivalents and other tangible assets and liabilities: The tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to certain property and equipment, deferred revenue, deferred rent, facility exit charges and other liabilities, as EpiCept and Immune believe that these amounts approximate their current fair values.

In-process research and development: In-process research and development represents incomplete EpiCept research and development projects, directly related to the AmiKet patent. EpiCept and Immune estimate that approximately $27.5 million of the acquisition consideration represents the fair value of purchased in-process research and development related to projects associated with the AmiKet patent.

Management, working with outside consultants, estimated that the AmiKet related projects had an overall fair value of $91.7 million. The fair value was determined using an income approach, as well as discussions with EpiCept’s management and a review of certain program-related documents and forecasts prepared by EpiCept’s management. The income approach, a valuation method that establishes the business value based on a stream of future economic benefits, such as net cash flows, discounted to their present value, included probability adjustments to project expenses and revenue in order to reflect the expected probabilities of incurring development cost prior to commercialization and the probability of achieving commercial revenue due to drug discovery and regulatory risks. The rate utilized to discount probability adjusted net cash flows to their present values was 30%, and reflect the time value of money and risks of commercialization, sales, and competition, which are risk elements explicitly not addressed in the probability adjustments. As the development of these projects is also dependent upon future conditions, specifically the ability to raise substantial capital, it was estimated that Epicept would only retain approximately 30% of the fair value of AmiKet related projects with the majority of the value being relinquished as a condition of raising capital. Therefore the fair value of the asset recorded in the unaudited pro forma condensed combined financial statements has been reduced to $27.5 million.

Pre-acquisition contingencies: EpiCept and Immune have not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to EpiCept and Immune prior to the end of the measurement period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the acquisition consideration allocation.

The final determination of the acquisition consideration allocation will be based on the fair values of the assets acquired and liabilities assumed as of the date the merger was consummated. The preliminary allocation of the estimated acquisition consideration assuming the merger had closed on June 30, 2013 is as follows (in thousands):

	Amount

Preliminary pro forma acquisition consideration allocation:
Cash and cash equivalents	$	200
Restricted cash		601
Other current assets		99
Property and equipment		37
In-process research and development		27,500
Assembled workforce		330
Other long-term assets		24
Accounts payable		(2,304	)
Accrued liabilities		(2,497	)
Loan payable		(4,040	)
Gain on bargain purchase		(7,941	)

Total pro forma acquisition consideration	$	12,009

In accordance with ASC 805, any excess of fair value of acquired net assets over the acquisition consideration results in a gain on bargain purchase. Prior to recording a gain, the acquiring entity shall reassess whether all acquired assets and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired, and liabilities assumed have been properly valued.

The final acquisition consideration allocation may change significantly from preliminary estimates. The actual acquisition accounting upon consummation of the merger will be based on the fair value of the consideration paid and fair values of EpiCept’s assets and liabilities as determined at the time of consummation. EpiCept continues to use its cash and other liquid assets to finance its ongoing operations. As a result, at the date the merger is consummated, EpiCept’s cash and cash equivalents are expected to be less than at June 30, 2013, and its market capitalization cannot be predicted. Immune will re-evaluate the determination of the acquisition consideration at the time of merger consummation, taking into consideration EpiCept’s market capitalization at the time of consummation.

3. Pro Forma Adjustments

      (A) To eliminate EpiCept’s historical stockholders’ equity accounts.

      (B) To eliminate EpiCept’s deferred revenue associated with license agreements.

(C) To record the estimated fair value of the excess of the purchase price consideration over the tangible net assets acquired in the Merger. This amount represents the unallocated purchase price, which will be allocated among the different classes within intangible assets upon closing of the Merger. The preliminary fair value estimates that $27,500,000 will be allocated to in-process research and development $330,000 will be allocated to assembled workforce. The allocation resulted in negative goodwill amounting to $7,940,500 at June 30, 2013, which is recorded as a gain on bargain purchase in the pro forma condensed combined statements of operations.

      (D) To eliminate Immune’s investment in EpiCept.

      (E) To record the following adjustments:

	Year ended	Six months ended
	December 31, 2012	June 30, 2013

To eliminate Immune’s historical weighted average shares outstanding	(10,583,074)	(5,279,621)
To reflect the issuance of EpiCept shares to Immune shareholders’ to
effect the Merger	8,749,939	10,486,488
To reflect a 1 for 40 reverse stock split, which is contingent on the
closing of the Merger, of EpiCept’s historical shares outstanding	(82,346,917)	(107,404,320)

Pro Forma Adjustments weighted average shares outstanding	(84,180,052)	(102,197,453)

      (F) To eliminate the redeemable convertible preferred stock dividends.

      (G) To record issuance of EpiCept shares to Immune shareholders with the merger.

(H) To record gain on bargain purchase. Gain on bargain purchase is calculated as the excess of the fair value of EpiCept’s assets acquired and liabilities assumed over the acquisition consideration. The $7,940,500 of gain on bargain purchase is reflected on the pro forma condensed combined balance sheet as of June 30, 2013 as a decrease of accumulated deficit. Such amount is recorded as a gain in the period that the transaction is consummated. The final acquisition consideration allocation is not expected to change significantly from preliminary estimates.

(I) To record conversion of Immune founders stock and preferred stock into EpiCept common stock in connection with the merger.